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                                                                  EXHIBIT 10.82

                               FIRST AMENDMENT TO
                           RESTATED PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO RESTATED PURCHASE AGREEMENT (the "Amendment") dated as of February 28, 2001 is by and between NEW CENTURY MORTGAGE CORPORATION a corporation organized under the laws of the State of California (the "Se1ler"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Purchaser").

      WITNESSETH THAT:

      WHEREAS, the Seller and the Purchaser are parties to a Restated Purchase Agreement dated as of July 31, 2000 (the "Purchase Agreement"), pursuant to which the Purchaser may, from time to time, purchase assets from the Seller; and

      WHEREAS, the Seller and the Purchaser have agreed to amend the Purchase Agreement upon the terms and conditions herein set forth;

      NOW, THEREFORE, for value received, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

      1. Certain Defined Terms. Each capitalized term used herein without being defined herein that is defined in the Purchase Agreement shall have the meaning given to it therein.

      2. Amendment to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

            (a) The definition of "Related Assets" in Section 1.01 of the Purchase Agreement is amended to read as follows;

                  "Related Assets": with respect to any Receivable or Servicing
            Contract the following:

                  (a) any agreement, document or instrument evidencing or
            securing such Receivable or Servicing Contract, pursuant to which such Receivable or Servicing Contract arose, by which such Receivable or Servicing Contract is governed, or relating to such Receivable or Servicing Contract, including, without limitation, with respect to Mortgage Loans, Mortgage Notes and Mortgages;

                  (b) all guaranties related to such Receivable or Servicing
            Contract;

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                  (c) all real or personal property, contract rights, accounts, general intangibles, or other proceeds, amounts or payments relating to such Receivable or Servicing Contract;

                  (d) with respect to each Foreclosure Advance Receivable, Pool
            P&I Payment Receivable, T&I Payment Receivable and Servicing Contract, all right, title and interest of the Seller in and to all Mortgage Loans in connection with which such Receivable arose or was serviced pursuant to such Servicing Contract, and all Mortgage Notes and Mortgages related thereto;

                  (e) all title opinions or title insurance policies, escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of Mortgage Loans) and other information and data of the Seller relating to such Receivable or Servicing Contact; and

                  (f) all additions to, modifications of, replacements for,
            payments in respect of, and proceeds of the foregoing.

      (b) Section 1.01 of the Purchase Agreement is further amended to add the following definition in the appropriate alphabetical order:

            "Purchased Servicing Contracts" Servicing Contracts purchased by the Purchaser, and not repurchased by the Seller, hereunder.

      (c) Sections 2.01, 2.02 and 2.03 of the Purchase Agreement are amended to read as follows:

            Section 2.01 The Purchases. From time to time during the Effective Period, the Seller may request that the Purchaser purchase from the Seller Eligible Receivables or Servicing Contracts, together with the Related Assets with respect thereto, by delivery to the Purchaser of a properly completed Purchase Request. The Purchaser shall advise the Seller within five business Days whether it wishes in its sole discretion to buy all of such Eligible Receivables or Servicing Contracts, together with the Related Assets, on the terms set fort in such Purchase Request. If the Purchaser accepts a Purchase Request, on the Closing Date specified in such Purchase Request, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Receivables and Servicing Contracts described on such Purchase Request, together with the Related Assets and the Collections, for the Purchase Price specified therein. This Agreement and the Purchase Requests shall evidence the terms and understanding of the parties with


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      respect to any such purchase of Eligible Receivables and Servicing
      Contracts, together with the Related Assets. All income, gains, profits, and losses with respect to each Eligible Receivable and Servicing Contracts purchased hereunder shall be the property of the Purchaser.

            Section 2.02 Purchase Price. The purchase price (the "Purchase Price") for each pool of Eligible Receivables or Servicing Contracts, together with the Related Assets, purchased hereunder shall be equal to a percentage of the Outstanding Balance thereof (in the case of Eligible Receivables), a percentage of the principal balance of the Mortgage Loans serviced thereunder (in the case of Servicing Contracts), or a fixed dollar amount, as set forth in the related Purchase Request.

            Section 2.03 Payment of the Purchase Price. On the applicable Closing Date, the Purchaser will pay the Seller the Purchase Price for the pool of Eligible Receivables or Servicing Contracts purchased hereunder on such date by deposit in lawful money of the United States of America in same day funds to Seller's account number 1 [ILLEGIBLE] 31-0097-1378 maintained with U.S. Bank National Association

      (d) Section 4.01(o) of the Purchase Agreement is amended to read as follows:

            (o) each Purchased Receivable is either a Mortgage Loan or a valid, enforceable right to retain payments on the related Mortgage Loan(s) or proceeds of the foreclosure of the related Mortgages, senior to the right of any other Person, and no condition exists as to any Receivable that will impair or materially delay payment thereof; each Purchased Servicing Contract is a valid, enforceable right to service Mortgage Loans for the compensation set forth therein, and no event exists as to any Purchased Servicing Contract that would give any Person the right to terminate such Servicing Contract;

      (e) Section 6.02 of the Purchase Agreements amended to add the following after clause (j) thereof:

            (k) the termination of any Purchased Servicing Contract as a result of any default by Seller thereunder.

      (f) Sections 7.01 and 7.02 of the Purchase Agreement are amended to read as follows:

            7.01 Seller's Repurchase Option. The Seller may, on the Repurchase Option Date set forth in the applicable Purchase Request, repurchase 100% of the Outstanding Balance of all Purchased Receivables and Purchased Servicing Contracts described in such Purchase Request by paying to the Purchaser the


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      Repurchase Price therefor on such Repurchase Option Date (the Repurchase
      Date"), which shall be no less than two Business Days after the Purchaser's receipt of the Seller's notice of exercise of option to repurchase such Purchased Receivable or Purchased Servicing Contract.

            7.02 Repurchase Price. In the case of any repurchase by Seller of any Purchased Receivable or Purchased Servicing Contract pursuant to the provisions of Section 7.01 hereof, the Seller shall, on the applicable Repurchase Date, pay to the Purchaser an amount (the "Repurchase Price") equal to a percentage of the Outstanding Balance thereof (in the case of a Receivable), a percentage of the principal balance of the Mortgage Loans serviced thereunder (in the case of a Servicing Contract), or a fixed dollar amount, as set forth in the related Purchase Request, less the aggregate amount collected by the Servicer and remitted to the Purchaser in respect of such Purchased Receivables or Purchased Servicing Contracts. The Seller shall have no right to rescind its option to repurchase any Purchased Receivable or Purchased Servicing Contact once notice of exercise has been given to the Purchaser.

      (g) Article VIII of the Agreement is amended to add the following after
Section 8.06:

            Section 8.06. Servicing Transfer. (a) The Seller agrees that if it does not repurchase any Servicing Contracts purchased hereunder on the applicable Repurchase Date, the Seller shall, at the request of the Purchaser, transfer the physical task of servicing Mortgage Loans under such Servicing Contracts to the Purchaser, at the Purchaser's request. The Seller further acknowledges that, until the Purchaser exercises such option and for a period of time thereafter, as to any Servicing Contracts (the "Interim Period"), Purchaser will not be able to directly assume and perform the physical tasks of such servicing. During the Interim Period, the Seller agrees to service all Mortgage Loans as provided in this
      Section 8.06 and in accordance with the provisions of the related Servicing Contracts as the interim servicer for the benefit of the Purchaser. Until the expiration of the Interim Period for any Servicing Contract, Seller shall make all advances required thereunder. The Seller shall maintain a complete set of books and records for the Servicing Contracts which shall be clearly marked to reflect the ownership of such Servicing Contracts by Purchaser and the entitlement of the Purchase: to the servicing fees and ancillary income following the Purchase Date. The Purchaser agrees to pay to the Seller an interim servicing fee equal to $15 per loan per Due Period (as defined in the Servicing Contracts) during the Interim Period (in each case, pro-rated for any partial Due Period). The Seller and the Purchaser mutually agree that no later than five (5) Business Days after the end of each calendar month during the Interim Period the Seller shall deliver to the Purchaser all servicing fees and ancillary income received during the prior Due Period as the Seller would have been entitled to prior to the Purchase Date.


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            (b) The Seller and the Purchaser shall notify each Bond Insurer and
      Trustee thirty (30) days prior to the date the Purchaser is to assume the physical tasks of such servicing (the "Transfer Date") for any Servicing Contract.

            (c) Prior to the Transfer Date, unless otherwise agreed by the parties, the Seller shall, at the Seller's expense, notify each borrower of the transfer of the Servicing Contracts and instruct the borrower to remit all monthly payments on the serviced Mortgage Loans and all tax and insurance notices to the Purchaser after the Transfer Date. Such letters shall be mailed on such date and be in such form as is reasonably acceptable to the Purchaser. The Seller shall exchange copies of the "hello-goodbye" letters with the Purchaser prior to mailing such letters and shall cooperate on a joint mailing program for notification to the Borrowers. The Seller shall also, at Sellers expense, notify any custodian and insurance companies and/or agents, that the Servicing Contracts are being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser after the Transfer Date. Such notices shall instruct such entities to deliver, from and after the Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the application master policies and shall instruct such insurers to change the mortgagee clause to "U.S. Bank National Association, its successors and assigns" or as otherwise required under applicable Servicing Contract. Seller shall be responsible for the cost of preparing and delivering all notices described in this subsection
      (c) and shall provide Purchaser with a copy of the form of each notice used by Seller to comply with this Section.

            (d) The Seller shall provide each Borrower with an annual year-end statement in accordance with the Servicing Contracts, and Internal Revenue Service or Treasury Department regulations. Such statement shall reflect the status of the Mortgage Loan up to and including the Transfer Date. The Purchaser shall not have any responsibility for providing such information for the period of time the Mortgage Loan was serviced or interim serviced by the Seller.

            (e) The Seller shall cooperate with the Purchaser to accomplish an EDP tape transfer of any tax contracts that are in effect, and reasonably promptly following the Transfer Date the Seller shall assign to the Purchaser "life-of-loan" assignable tax contracts with Fidelity National Tax Service or another nationally recognized tax contract provider on each Mortgage Loan. The Seller shall also pay any fees required to transfer the existing transferable tax service contracts to the Purchaser. In the event that such a "Life-time" tax contract is not present in force, not presently assignable to the Purchaser or not documented with a complete EDP tax record, the Seller agrees to pay all fees necessary to obtain


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      tax contract for the related Mortgage Loan.

            (f) The Seller and the Purchaser acknowledge that, during the sixty
      (60) day period after the Transfer Date, all funds received in connection with the Mortgage Loans, including, but not limited to, tax, insurance, principal, interest and all other types of payments, including, without limitation, mortgage guaranty or mortgage insurance payments, insurance loss drafts and tax refunds, are to be immediately paid over to the Purchaser without offset or deduction. The Purchaser shall be entitled to the service fees and other servicing related income on all such payments. During such sixty (60) day period such funds shall be identified by the Seller's loan numbers and shall be immediately transferred to the Purchaser at the Seller's expense by overnight courier, for next Business Day delivery, at the address for notices to the Purchaser. In addition, Seller shall deliver cause to be delivered to the Purchaser, as promptly as practicable after receipt by Seller, copies of all correspondence received from any investor or any Borrower or otherwise relating to any Mortgage Loans. Following such sixty (60) day period, all such funds and correspondence shall be returned to the sender with a letter of explanation a copy of which letter shall be sent to the Purchaser. The Seller hereby covenants and agrees that it shall maintain such staff and facilities during such sixty (60) day period that are sufficient to perform all of such responsibilities.

            (g) The Seller will cause its service bureau and/or EDP department to cooperate with the Purchaser, and the Seller will provide a test tape, trial tape, and an accurate conversion tape containing all history maintained by the service bureau from with respect to the 5 years preceding each Transfer Date, Pool and loan information as of the Transfer Date so as to complete the conversion of all loan, Pool, and security information recorded on an EDP to EDP basis, or such other basis as may reasonably be requested by Purchaser. Such tapes shall be provided to Purchaser.

            (h) After the Purchase Date, unless and until any Purchased Servicing Contacts are repurchased by Seller, the sole and exclusive ownership of the Purchased Servicing Contracts shall vest in the Purchaser. The possession of all mortgage files and other books, records, accounts and funds by the Seller following the Closing Date is solely in a fiduciary capacity for and at the will of the Purchaser.

            (i) If required under the applicable Servicing Contract, the Seller will use its best efforts to obtain and deliver to the Purchaser prior to the Transfer Date an approval by the Seller's document custodian(s) reflecting its or their willingness to continue to perform the custodial activities for the Purchaser. The Seller shall pay all fees to the custodian when due if the related Servicing Contracts does not provide for such custodial fees to be paid from collections or other sources and the


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      Purchaser shall have no liability for such fees. The Seller will facilitate the presentation and execution of a new custodial agreement or. at the Purchaser's option, the assignment of any existing agreement between such custodian and the Purchaser. The Purchaser shall have the option to retain the Seller's custodian or designate a custodian of its choice.

            (j) The Seller will provide a report satisfactory in form and content to the Purchaser to substantiate compliance with Internal Revenue Service and other applicable Treasury Department regulations and requirements applicable to reporting of interest and obtaining Social Security numbers. The Seller also agrees to provide the certification of an authorized officer that the Seller has complied with all Internal Revenue Service and U.S. Treasury Department requirements for due diligence in obtaining and maintaining tax identification numbers for each Mortgage Loan transferred. In addition to the foregoing, the Seller agrees to reimburse the Purchaser for any and all penalties incurred because of Internal Revenue Service and, or, Treasury Department requirements for any missing tax numbers and forms incurred as a result of infractions prior to the Transfer Date.

      (h) Except as otherwise amended above, all references to "Purchased Receivables" in the Purchase Agreement are amended to be references to "Purchased Receivables and/or Purchased Servicing Contracts".

      (i) Exhibit A to the Purchase Agreement is replaced with Exhibit A to this Amendment.

      3. Conditions to Effectiveness and this Amendment. This Amendment shall become effective when the Purchaser shall have received a counterpart of this Amendment, duly executed by the Seller, provided the following conditions are satisfied:

      (a) The Purchaser shall have received the following, each duly executed or certified, as the case may be, and dated as of the date of delivery thereof:

            (i) copy of resolutions of the Board of Directors of the Seller, certified by its respective Secretary or Assistant Secretary, authorizing or ratifying the execution, delivery and performance of this Amendment and the other agreements, documents and instruments related hereto;

            (ii) a certified copy of any amendment or restatement of the Articles of Incorporation or the By-laws of each Seller made or entered following the date of the most recent certified copies thereof furnished to the Purchaser;

            (iii) certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment;


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            (iv) an amendment to the UCC-1 financing statements filed in connection with the Purchase Agreement, executed by the Seller, naming the Seller as assignor of the Purchased Receivables, Purchased Servicing Contracts and Related Assets and the Purchaser as the transferee and assignee thereof, together with such other similar instruments and documents as in the opinion of the Purchaser may be necessary or desirable under applicable law to perfect the Purchaser's interest in all the Purchased Receivables, Purchased Servicing Contracts and Related Asset; and

            (v) such other documents, instruments, opinions and approvals as the Purchaser may reasonably request.

      5. Acknowledgments. The Seller and the Purchaser acknowledge that, as amended hereby, the Purchase Agreement remains in full force and effect with respect to the Seller and the Purchaser, and that each reference to the Purchase Agreement in the Purchase Documents shall refer to the Loan Agreement as amended hereby. The Seller confirms and acknowledges that it will continue to comply with the covenants set out in the Purchase Agreement and the other Purchase Documents, as amended hereby, and that its representations and warranties set out in the Purchase Agreement and the other Purchase Documents, as amended hereby, are true and correct as of the date of this Amendment. The Seller represents and warrants that (i) the execution, delivery and performance of this Amendment is within its corporate powers and has been duly authorized by all necessary corporate action; (ii) this Amendment has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms (subject to limitations as to enforceability which might result from bankruptcy, insolvency, or other similar laws affecting creditors' rights generally and general principles of equity) and (iii) no Termination Event exists.

      6. General.

      (a) The Seller agrees to reimburse the Purchaser upon demand for all reasonable expenses (including reasonable attorneys fees and legal expenses) incurred by the Purchaser in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and to pay and save the Purchaser harmless from all liability for any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Setter shall survive any termination of the Loan Agreement.

      (b) This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.


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      (c) Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

      (d) This Amendment shall be governed by, and construed in accordance with, the internal law, and not the law of conflicts, of the State of Minnesota, but giving effect to federal laws applicable to national banks.

      (e) This Amendment shall be binding upon the Seller, the Purchaser and their respective successors and assigns, and shall inure to the benefit of the Seller, the Purchaser and the successors and assigns of the Purchaser.

                       (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.


                                    NEW CENTURY MORTGAGE
                                    CORPORATION

                                    By /s/ Patrick Flanagan
                                       -------------------------
                                    Its EVP
                                       -------------------------


                                    U.S. BANK NATIONAL ASSOCIATION

                                    By /s/ [ILLEGIBLE]
                                       -------------------------
                                    Its SVP
                                       -------------------------

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                                                                       EXHIBIT A

                [Letterhead of New Century Mortgage Corporation]

U.S. Bank National Association
U.S. Bank Place
Minneapolis, Minnesota 55480

Eligible Receivables and/or Eligible Servicing Contracts described on the attached list are requested to be purchased by U.S. Bank National Association (the "Purchaser") on ________________ pursuant to the Restated Purchase Agreement dated as of July 31, 2000 between the Purchaser and the undersigned. Capitalized terms used herein are as defined in said Purchase Agreement.

Purchase Price:
                -----------------------
Repurchase Option Date:
                       ================
Repurchase Price:
                -----------------------

Please credit NCMC Account 1731-0097-1378. Thank you.

                                    Sincerely,

                                    NEW CENTURY MORTGAGE
                                    CORPORATION


                                    By:
                                       -------------------------
                                    Its:
                                       -------------------------
Accepted:

U.S. BANK NATIONAL ASSOCIATION


By:
   ------------------------
Its:
   ------------------------